Exhibit 99.2

AMETEK Announces Agreement to Acquire Paragon Medical

Berwyn, Pa., October 31, 2023 - AMETEK, Inc. (NYSE: AME) today announced that it has entered into a definitive agreement to acquire Paragon Medical, a leading provider of medical components and instruments, from affiliates of American Securities LLC in an all-cash transaction valued at approximately $1.9 billion.

Paragon Medical serves a wide range of specialty applications including orthopedics, minimally invasive surgery, robotic surgery, and drug delivery. Paragon's product portfolio includes single-use and consumable surgical instruments and implantable components sold to a diverse blue-chip customer base of leading medical device manufacturers.

"We are excited for the opportunity to acquire such an outstanding business," said David A. Zapico, AMETEK Chairman and Chief Executive Officer. "Paragon meaningfully expands our presence in the MedTech space and provides us access to attractive new market segments with strong growth rates. Its products and capabilities nicely complement AMETEK’s existing medical businesses enabling geographic and customer expansion opportunities.”

Paragon Medical has annual sales of approximately $500 million and is headquartered in Pierceton, Indiana. The transaction is subject to customary closing conditions, including applicable regulatory approvals.

Corporate Profile
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales over $6.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247